Exhibit 10.10

May 26, 2010

John Wyatt

5532 Weatherby Lane

Plano, Texas 75093

Dear John:

Congratulations! On behalf of Michaels Stores, Inc., I am pleased to confirm your offer for the position of Senior Vice President - Corporate Development, reporting to John Menzer with the effective date of June 21, 2010. Pursuant to the successful completion of your background investigation, the following confirms the details of our offer:

Base Salary

Effective your first day of employment, your bi-weekly salary will be $10,576.93 ($275,000.18 annualized). Your salary increases will be consistent with our policy of advancement on an individual merit basis and will be prorated in accordance with your start date and company guidelines. Members of our corporate staff typically receive their annual performance appraisal in April, based upon their results during the prior fiscal year. Given the timing of your start date, your first formal appraisal and any prorated merit increase is expected to occur in April of 2011.

Bonus

You will be eligible to participate in our Senior Vice President Bonus Plan in Fiscal Year 2010, which is based upon your results regarding established bonus criteria associated with the bonus plan for your position. In this plan you have the potential to earn a max bonus payout up to 80% of your eligible base salary. Of the 80% (max) potential, 40% (target) is for attaining plan results, and an additional 40% is allocated for attaining results above the plan. Bonus payments normally occur in April of each year and will be prorated in accordance with your actual time in the position, and are scaled according to the year end level of performance achieved, in accordance with your Bonus Plan.

Long Term Incentive

As a Senior Vice President, you will be eligible to participate in the 2006 Equity Incentive Plan at the Senior Vice President level. Attached is a Compensation Illustration which describes the proposed Vice President stock option grant level and the equity potential of such option grant. This illustration is not and shall not be considered to be an offer of securities.

Benefits

•                  You and your family will be eligible to participate in our comprehensive executive medical, dental and vision plans at no cost to you. The medical and dental plans provide for all medically necessary care without a deductible or coinsurance. Your coverage will begin on your first day of employment, after completing our enrollment process. Additionally, after 90 days, you will receive at no cost $50,000 of Basic Life Insurance and Accidental Death and Dismemberment coverage. You may also purchase group supplemental life insurance for yourself, your spouse and any dependents and participate in our flexible spending accounts.

•                  Through our Executive Life and Savings Program, you will be covered for $1,000,000 of company paid Group Variable Universal Life Insurance upon starting work for Michaels Stores. This coverage also provides a tax-advantaged opportunity for savings.

•                  You will also be enrolled, at no cost to you, in our Executive Short Term Disability Plan and Executive Long Term Disability Coverage on your first day of active employment.

•                  After you have completed six months of active service, you will be eligible to participate in our 401(k) Plan. This plan offers you a 50% match on the first 6% of your earnings that you contribute to the Plan, a variety of investment options, and the flexibility to perform daily fund transfers. During calendar year 2010, the IRS allows you to contribute a maximum of $16,500 pre-tax dollars to the Plan; however, you may be limited to a lesser amount due to the IRC discrimination testing results each year. The Highly Compensated Employee (HCE) 401(k) contribution limit for 2010 is 2%. You may rollover any distribution from a prior employer’s qualified retirement plan immediately without waiting six months.

•                  You and your spouse are also eligible for an annual Executive Physical at the Cooper Clinic.

•                  You will be eligible to receive three (3) weeks of paid vacation in your first year of employment. Additional vacation time will be earned in accordance with company policy.

•                  Sick days and personal days will be earned in accordance with company policy.

•                  With certain restrictions, you will be entitled to receive a 25% discount on merchandise purchased in our Michaels and Aaron Brothers stores.

•                  As we discussed, you will be eligible to participate in Michaels Officer Severance Plan. A copy of the plan description has been provided to you under separate cover.

Sign on Bonus and Relocation Assistance

•                  Within 30 days of employment, you will receive a special one time sign on bonus in the amount of $50,000 (gross) subject to all applicable taxes and withholdings. This will offset lost incentive income and losses on lease obligations for your 2 bedroom apartment in Ohio. Michaels will arrange for and cover the costs of packing and transporting your household goods from this apartment to your primary residence in Plano. Please note that an associate who voluntarily leaves the company or is terminated for gross misconduct within 12 months from the date of the sign on bonus payment will be required to reimburse the company for the sign on bonus and relocation costs.

Confidentiality and At Will

•                       During your employment with Michaels you will receive confidential, proprietary and trade secret information. Michaels has a vital interest in maintaining its confidential information. Accordingly, we will rely upon you to protect the confidentiality such information obtained during your employment.

•                       This is an at-will employment relationship, and either you or Michaels may terminate the relationship for any reason, with or without cause, and with or without notice.

On your first day of employment you need to bring forms of identification with you that you may choose from the attached list of “acceptable documents”.

John, it goes without saying that we look forward to having you join the Michaels team and look forward to receiving your positive response to this offer. If you have any questions, please contact me at 972-409-5200.

Sincerely,

Shawn Hearn
Senior Vice President – Human Resources

Attachments (2)

cc:	John Menzer
Susann Fortney

RESPONSE TO OFFER FORM

Please indicate your acceptance by initialing each page and returning this signed document to me via fax number (972) 409-1794 and US mail the original to:

Michaels, 8000 Bent Branch Drive, Irving, TX 75063 Attention:  Shawn Hearn

1. John J. Wyatt accept the offer extended to me by Michaels under the terms outlined in this letter.

/s/ John J. Wyatt	5/29/10
(SIGNATURE)	(DATE)

Please retain a copy of this document for your records.

Payment of compensation or benefits (other than base pay) is subject to the eligibility provisions, individual benefit elections and other terms of the plans as they apply. For clarification or details concerning any of the plans, refer to the Plan document. In the event of a conflict between this document and the Plan document, the Plan document will control, since this is an offer letter and is only considered a summary of Plan Features. Michaels Stores, Inc. reserves the right to change or cancel any plan details outlined in this offer letter for any reason in accordance with federal state or local laws.